Exhibit 99.2

GlyEco Announces Closing of Acquisition of Certain Glycol Distillation Assets from The Dow Chemical Company

ROCK HILL, SC, January 3, 2017 (ACCESS NEWSWIRE) – GlyEco, Inc. (OTC: GLYE) ("GlyEco" or the "Company"), a leading specialty chemical company, today announced the completion of its previously announced acquisition by its subsidiary Recovery Solutions & Technologies Inc. (“RS&T”) of certain glycol distillation assets from Union Carbide Corporation, a wholly-owned subsidiary of The Dow Chemical Company, at Institute, West Virginia.

“We are pleased to have completed this acquisition, which is part of the broader transformation of GlyEco into a significant vertically integrated glycol solutions provider in North America,” said Ian Rhodes, GlyEco’s President and Chief Executive Officer. “We are excited about the future of our Company and the benefits the recently combined GlyEco and WEBA businesses and acquired glycol distillation assets will bring to our stakeholders.”

About GlyEco, Inc.

GlyEco is a leading specialty chemical company, leveraging technology and innovation to focus on vertically integrated, eco-friendly manufacturing, customer service and distribution solutions. Our eight facilities, including the recently acquired 14-20 million gallons per year, ASTM E1177 EG-1, glycol re-distillation plant in West Virginia, deliver superior quality glycol products that meet or exceed ASTM quality standards, including a wide spectrum of ready to use antifreezes and additive packages for antifreeze/coolant, gas patch coolants and heat transfer fluid industry, throughout North America. Our team's extensive experience in the chemical field, including direct experience with reclamation of all types of glycols, gives us the ability to process a wide range of feedstock streams, formulate and produce unique products and has earned us an outstanding reputation in our markets.

For further information, please visit: http://www.glyeco.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

GlyEco, Inc.

Ian Rhodes

Chief Executive Officer, President and Interim Chief Financial Officer

irhodes@glyeco.com

866-960-1539